Release Date: Immediate





Contact:
        M.S. Koly                       Thomas Redington
        Chief Executive Officer         Redington, Inc.
        Delcath Systems, Inc.           203/222-7399
        203/323-8668                    212/926-1733
        www.delcath.com                 www.redingtoninc.com


         FIRST PATIENT ACCEPTED IN DELCATH PHASE III LIVER CANCER STUDY

     STAMFORD, CT MAR. 9 - Delcath Systems, Inc. (Nasdaq: DCTH) said the first patient has been accepted for enrollment in its Phase III clinical trial for inoperable cancer in the liver.

     The patient will be treated at the Sydney Melanoma Unit at the Royal Price Alfred Hospital in Sydney, Australia, the initial clinical site for the company's pivotal trial.

     "This is an important milestone for our company and marks the beginning of our final step toward FDA approval," said M.S. Koly, CEO of Delcath. "Now that the first patient is enrolled, the clinical team in Sydney indicated to us that future enrollments should happen at a more rapid pace."

     Delcath is undertaking the Phase III pivotal trial for FDA approval to commercialize its isolated liver perfusion system for delivery of high dose chemotherapy directly to the liver via the hepatic artery. The FDA-approved protocol calls for enrolling 122 patients (including 61 controls) to determine whether patients treated with Delcath's system experience statistically longer survival versus the control group.

     The Delcath system uses special catheters and filters to direct and trap toxic anticancer chemicals, so they can be delivered in high doses to the liver while protecting the rest of the body from excessive toxicity.

     The Phase III study is testing the drug doxorubicin in patients with melanoma metastasized to the liver.

     Omnicare, Inc. (NYSE: OCR), a global contract research organization with 29 principal offices and a presence in 27 countries, is managing the trial on behalf of Delcath.

     The principal investigator of the Sydney study is John Thompson, MD, Director of the Sydney Melanoma Unit at the Royal Price Alfred Hospital and professor of surgery (melanoma and surgical oncology) at the University of Sydney. He is a world leader in the development of perfusion and infusion therapies for regional treatment of recurrent melanoma.

     The Sydney Melanoma Unit has accumulated the largest database of melanoma patients in the world. It has treated more than 15,000


                                     -more-
melanoma patients since its inception in 1968 and sees approximately 750 new melanoma patients yearly.

     Delcath is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. Six US, and three foreign issued patents cover its technology. The company is headquartered in Stamford, CT.

                                      # # #

     This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.